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                                                                     EXHIBIT 5.1



                            August 5, 1998



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Borders Group, Inc.
                  Stock Option Plan for International Employees
                  Registration Statement on Form S-8

Gentlemen:

         As general counsel for Borders Group, Inc. (the "Corporation"), I am familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the establishment of the Corporation's Stock Option Plan for International Employees and the amendments thereto (herein called the "Plan").

         The Plan was duly and legally adopted by the Board of Directors of the Corporation.

         Based on the above, I am of the opinion that:

                 1. The Corporation duly and validly has adopted and established the Plan taking all necessary corporate action for that purpose.

                 2. The shares of Common Stock of the Corporation covered by the Plan have been duly authorized and when issued pursuant to the Plan will be validly issued, fully paid and non-assessable and no personal liability will attach to the holders thereof.

                 3. The Plan is not subject to the Employee Retirement Security Act of 1974, as amended.

                                                          Very truly yours,
                                                          BORDERS GROUP, INC.


                                                          Thomas D. Carney
                                                          Vice President and
                                                          General Counsel